 Exhibit 10.1

Consulting Agreement

This Consulting Agreement (the “Agreement”) is entered into this 8th day of April, 2011 by and between Global Recycling Technologies, Ltd., located at 4802 East Ray Road, Suite 23-196, Phoenix, AZ 85044 (hereinafter referred to as or the “Company”) and Ventana Capital Partners, Inc., a Nevada corporation, with principal offices at 5782 Caminito Empresa, La Jolla, California 92037 (hereinafter referred to as “Consultant”).

A.	The Company seeks to retain Consultant to provide certain consulting services to the Company upon the terms and conditions set forth in this Agreement.

B.
The Company seeks to become a publicly traded company on the over the counter bulletin board (the “OTCBB”).  The Company wants to achieve certain corporate objectives and wishes to engage the Consultant to assist the Company in achieving its goals.  The Company has provided the Consultant with a copy of its business overview and internal financials.

C.	Services to be provided by Consultant as described in Section 1.0 of this Agreement are contingent on the Company providing PCAOB audited financials to the Consultant.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.0	Services.

In consideration of the compensation paid by the Company to Consultant as described in Section 2.0 of this Agreement, Consultant shall undertake its best efforts to provide the Company with the following services for the purpose of assisting the Company in obtaining additional capital and facilitating investor relations, communications and public relations to investors and also to:

1.01
Assist the Company in coordinating documents as required by their legal counsel and to assist the Company and its officers and directors in connection with the items described in this Agreement.  In addition, Consultant shall undertake its best efforts to:

(a)	Provide the Company with a public shell company (the “Shell”) that is currently listed on the OTCBB for the purposes of effecting a reverse merger of the Company into the Shell.

(b)	Assist the Company with filing documents with the SEC and FINRA to gain approval for a name and symbol change to trade their stock on the OTCBB.

(c)	Provide SEC attorney to assist Company with all Securities and Exchange and FINRA filings for a period of twelve months.

(d)	Assist the Company with the structure and final capitalization of the company.

(e)	Assist the Company with third-party contractors to provide investor and public relations campaigns for awareness to the investment community.

(f)	Assist the Company with choosing a research analyst and arranging for road shows with broker dealers and institutional investors. (Such fees are additional and to be pre-approved and paid by Company).

(g)	Assist the Company in preparing presentations to various institutional investors at industry conferences.

(h)	Assist the Company with guidance concerning perception and nuances of positioning their Company’s stock in the US public markets.

(i)	Provide the Company with guidance concerning financing agreements that the company may enter into from time to time.

(j)
Assist the Company with introductions to Investment Banking funding sources and NASD broker dealers (the “Underwriter”) of the Consultant for the purposes raising a minimum of $5,000,000 for the Company, based up a pre-money valuation of $ 23 million (a “Financing”).

(k)	Assist Company with the negotiations, transaction terms, conditions and structure of contractual agreements as required by the Company.

(l)	Assist the CEO of the Company with all matters concerning the future growth and direction of the Company.

2.0	Compensation to Consultant.

In consideration for the services provided by Consultant described in this Agreement, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company agrees that it shall pay Consultant the following compensation:

2.01
Stock Compensation. The Company agrees that the Consultant shall receive 7,000,000 common shares (the “Shares”) of the Company’s stock based upon a total of  23,000,000  common shares of the Company’s stock on a fully-diluted, as converted, basis (i.e., including issued and outstanding shares and any options, warrants, or convertible securities that have not yet been exercised or converted) .  The Shares shall be issued either (a) directly from the Shell prior to closing on the reverse merger or (b) from the Company post-closing of the Shell transaction.  The Shares shall be issued in the name of the Consultant or its designee.

2.02
Third Party Contractors.  Consultant will provide a list of third-party contractors to the Company.  Such contractors may be compensated with common Shares of the Company’s stock.  Such stock will be issued directly by the Company and deducted from the total number of Shares to be issued to the Consultant, subject to compliance with any applicable securities laws and exemption qualification requirements.  The Shares delivered to Consultant are non-dilutive for the Term of this agreement except for shares issued from any future capital raises provided such raise is issued at no less than $.50 USD per share and shall not take into account the shares issued pursuant to the exercise of any options, warrants, or convertible securities referenced in Section 2.01 above totaling no more than 23,000,000 common shares of the Company’s stock.

2.03	Cash Compensation. No monthly cash compensation to be paid to Consultant.

2.04
Financings. For Financing transactions the Company agrees to pay a fee of ten percent (10%) of the transaction plus ten percent (10%) warrant coverage equal to the total amount of the funding plus a three percent (3%) non accountable expense allowance (the “Financing Fee”.  The Financing Fee may be in the form of a finder’s fee, consulting fee, financers’ fee or brokerage fee paid to a licensed NASD broker dealer, subject to compliance with any applicable securities regulatory requirements and will be further evidenced by a separate Placement Agent Agreement between the broker dealer and Company.  “Financing” as described in this section can include any combination of committed senior term or subordinated debt, preferred or common equity or their equivalents, exercise of warrants or options (except for employees of the Company or its affiliate companies), relief or assumption of debt or debt guarantees, renegotiations of debt or debt guarantees, a restructuring, earn outs or similar transaction(s). The Company has the sole discretion to accept or reject any transaction proposed for a “Financing.” Issuance of shares for mergers or acquisitions (“M&A candidate”) are exempt from Financing Fee if

Consultant did not introduce M&A candidate to the Company.

2.05
Non Performance and Break up Fee.  Should the Consultant be unable to provide a Shell acceptable to the Company, SEC attorney or Underwriter to the Company within six months from the date that the Company completes its PCAOB audited  financials (the “Financials”) and delivers such Financials to the Consultant then the Company may cancel this Agreement.  If the Company does not produce the Financials within six months from the date of this Agreement or decides not to move forward with services as outlined in this Agreement, for any reason other than a failure of Consultant to perform its obligations, then the Consultant shall receive 3,500,000 shares as a “break up” fee.

2.06
Expenses.  Company will reimburse Consultant and his associates for all Travel and Entertainment Expenses. The Company shall provide business class or first class reservation seating for air travel that exceeds six hours.  Aggregate monthly expenses in excess of $5,000.00 USD must be pre-approved by an Officer or Director of the Company.

2.07
Due Diligence Review.   Consultant and the Company agree that the parties will cooperate in conducting a due diligence review of the Company, its officers, directors, and affiliates to ensure that the Company is able to conduct an offering and sale of its securities in a private equity financing. The parties hereto agree to take all prudent actions to further the purposes of this provision.

3.0	Term of Agreement. Subject to the cancellation provisions above, the term of this Agreement is for 24 months (the “Term”).

4.0	Confidentiality.

4.01
Protection of Confidential Information.   Consultant acknowledges that it will be provided with information about, and Consultant’s engagement by the Company will throughout the Term bring Consultant into close contact with, the confidential affairs of the Company, including proprietary information about the business of the Company including, without limitation, costs, finances, internal financial statements, projections, markets, sales, customers, vendors, products, key personnel, operational methods, formulas, methods of production, technical processes and methods, plans for future developments, software, data bases, computer programs, specifications, documentations, designs, trade secrets, technology, know-how, research and development, inventions, patents and copyrights (and any renewals, reissues, extensions,  divisions, continuations and continuations in part thereof and registrations, applications, patents of addition and investor certificates) and other information not available to the public (collectively “Confidential Information”), all of which are highly confidential and proprietary and all of which were or will be developed by the Company at great effort and expense.

4.02
The Company and Consultant further acknowledge that the services to be performed by Consultant under this Agreement are of a special unique, unusual, extraordinary and intellectual character and that the nature of the relationship of Consultant with the Company is such that Consultant is capable of competing with the Company. In recognition of the foregoing, and as a specific inducement for Company to enter into this Agreement, Consultant covenants and agrees that during the Term and thereafter Consultant will:

(a)	Keep secret all Confidential Information of the Company and not disclose the same to anyone outside of the Company, either during or after the Term, except with the Company’s prior written consent;

(b)	Not make use of any of such Confidential Information for its own purposes or the benefit of anyone other than the Company;

(c)
Deliver promptly to the Company on termination of this Agreement, or at any time the Company may so request, all Confidential Information including but not limited to memoranda, notes, records, computer software discs, reports and other confidential documents (and all copies thereof) relating to the Company and its business, that Consultant may then possess or have under or its control.

(d)
Notwithstanding the foregoing, information shall not be considered to be Confidential Information if it is required to be disclosed by law or by any government, regulatory or self-regulatory agency or body (unless Consultant is advised in writing by Company’s counsel that the information is not required to be disclosed); or if it becomes generally available to the public other than as a result of Consultant’s acts or omissions.

5.0           Miscellaneous.

5.01	Further Assurances. Each of the parties shall hereafter execute all documents and do all acts reasonably necessary to affect the provisions of this Agreement.

5.02
Successors.  The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties to this Agreement.

5.03
Independent Counsel.  Each of the parties to this Agreement acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel.  Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

5.04
Integration. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten.  Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

5.05	Counterparts. This Agreement may be executed in any number of counterparts.

5.06	Expenses Associated With This Agreement. Each of the parties hereto agrees to bear its own costs, attorney’s fees and related expenses associated with this Agreement.

5.07
Arbitration.  Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in the state where the Company maintains its US headquarters at the time such dispute arose, in accordance with that state’s laws, and without effect to that state’s choice of law.  All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA").  AAA shall designate an arbitrator from an approved list of arbitrators located in Phoenix, Arizona, following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party.  Each party shall pay its own expenses associated with such arbitration.  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within 60 days of conclusion of the arbitration, shall be in writing and mailed to all the parties included in the arbitration.  The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

For the “Company”:	For the “Consultant”:

Date: April 8, 2010	Date: April 8, 2010

Global Recycling Technologies, Ltd	Ventana Capital Partners,

/s/ JOHN LORENZ	/s/ Ralph Amato
John Lorenz – CEO	Ralph Amato - President